Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Wednesday, April 27, 2016

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES FIRST QUARTER 2016 RESULTS

Quarter Highlights:

•	Q1 2016 shipments increase 3%. Revenues decrease 2.9%

•	Strong U.S. dollar and weak Brazil market performance continue to negatively affect revenues and results

•	Acquisition of Penta Holding S.p.A., the majority stakeholder in Bolzoni S.p.A., completed on April 1, 2016

Cleveland, Ohio, April 27, 2016 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated revenues of $604.2 million and net income of $10.0 million, or $0.61 per diluted share, for the first quarter of 2016 compared with revenues of $622.3 million and net income of $13.9 million, or $0.85 per diluted share, for the first quarter of 2015. Consolidated operating profit was $9.7 million for the first quarter of 2016 compared with $21.0 million for the first quarter of 2015.
EBITDA for the first quarter of 2016 was $16.5 million. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure with respect to operating results. For reconciliations from GAAP results to the non-GAAP results, see page 8.
The Company's cash position was $138.5 million as of March 31, 2016 compared with $155.1 million as of December 31, 2015. Debt as of March 31, 2016 increased to $63.0 million from $53.1 million at December 31, 2015.
As previously announced, on April 1, 2016 Hyster-Yale's indirect wholly-owned subsidiary, Hyster-Yale Capital Holding Italy S.r.l. (“HY Italy”), acquired 100% of the outstanding shares of Penta Holding S.p.A. from its shareholders and therefore, indirectly, an approximately 50.43 percent stake in Bolzoni S.p.A. (BIT: BLZ) for an aggregate cash purchase price of €53.5 million (approximately $60.9 million at April 1, 2016).
Subsequent to the completion of the acquisition of Penta, HY Italy, in compliance with Italian law and CONSOB regulations, commenced the steps to launch a mandatory tender offer in Italy for all of the remaining outstanding shares of Bolzoni, with the intention to achieve the delisting of Bolzoni following completion of the mandatory tender offer and the processes related thereto. The maximum amount to be paid pursuant to the applicable agreement, in the event that the remaining outstanding shares are tendered in Italy pursuant to the mandatory tender offer, will be €41.9 million. The mandatory tender offer is expected to be funded using Hyster-Yale’s cash on hand and borrowings under Hyster-Yale’s credit facility.

On April 26, 2016, HY Italy purchased an additional 3,107,794 shares, or approximately 11.96%, of Bolzoni's outstanding stock at a per share price of €4.30, resulting in a total aggregate price of €13.4 million (approximately $15.1 million at April 26, 2016), bringing its total ownership in Bolzoni to approximately 62.39%. There can be no assurance HY Italy will be able to acquire 100% ownership of Bolzoni in the mandatory tender offer.

Lift Truck Results
The lift truck business reported net income of $13.7 million and revenues of $603.9 million for the first quarter of 2016 compared with net income of $17.5 million and revenues of $621.1 million for the first quarter of 2015. Lift truck operating profit was $15.8 million for the first quarter of 2016 compared with $27.0 million for the first quarter of 2015.
Consolidated worldwide new unit shipments increased to approximately 20,500 units in the first quarter of 2016 from approximately 19,900 units in the first quarter of 2015. Consolidated revenues declined compared with the prior year quarter.
First quarter 2016 bookings were approximately 23,500 units, or approximately $490 million, compared with approximately 23,700 units, or approximately $500 million, for the first quarter of 2015. Worldwide backlog was approximately 29,900 units, or approximately $670 million, at March 31, 2016 compared with approximately 31,900 units, or approximately $730 million, at March 31, 2015 and approximately 26,900 units, or approximately $660 million, at December 31, 2015. The March 2015 backlog included a very large customer order secured in late 2014 that did not ship until the second and third quarters of 2015.
Consolidated lift truck net income declined primarily as a result of a substantial decrease in operating profit due to higher selling, general and administrative expenses and lower gross profit, partially offset by a tax benefit of $4.0 million recognized in the first quarter of 2016. As a result of the Bolzoni transaction, the Company can now assert that $4.0 million in deferred taxes on foreign earnings is no longer required.

Americas
Total shipments in the Americas segment, which includes the North America, Latin America and Brazil markets, increased by approximately 800 units in the first quarter of 2016 compared with 2015 as a result of the continued implementation of the Company's strategic initiatives. Strong unit shipments in North America and Latin America were partially offset by a decrease in shipments in Brazil driven by continued weakness in the Brazil economy. As a result of the increase in unit volumes, revenues in the Americas improved modestly to $417.2 million in the first quarter of 2016 from $415.9 million in the first quarter of 2015. Benefits from increased unit volumes were mostly offset by a shift in trucks sold from higher-priced Class 5 trucks, including Big Trucks, to lower-priced Class 3 warehouse trucks and Class 4 internal combustion trucks, as well as unfavorable currency movements of $5.9 million from the translation of sales into U.S. dollars, which strengthened against the Brazilian real. Lower deal-specific pricing, partially offset by price increases in Brazil implemented to offset the impact of the weak Brazilian real, also partially offset the increase in revenues.
Despite the improvement in revenues, operating profit in the Americas decreased in the first quarter of 2016 compared with the prior year. Operating profit declined as a result of higher selling, general and administrative expenses primarily from acquisition-related costs of $2.8 million, a $2.8 million estimated loss on recovery of assets for recourse obligations and higher employee-related expenses. The increase in selling, general and administrative expenses was partially offset by improved gross profit, including continued material cost deflation, favorable foreign currency movements of $4.5 million and higher unit sales volume. These items were partially offset by unfavorable manufacturing variances, a shift in sales to lower-margin lift trucks and lower product pricing during the first quarter of 2016 compared with the first quarter of 2015.
In 2016, the Company expects the Americas market to decline moderately compared with 2015, including substantially reduced volumes in Brazil due to depressed market conditions.  Along with an anticipated shift in sales to lower-priced units, these market conditions are expected to result in a modest decline in overall unit shipments and revenues in the Americas in 2016 compared with 2015. This decline in unit shipments is expected to be partially offset by an increase in North America and Latin America shipments from market share gains.  Revenues in the first half of the year, and particularly the second quarter, are expected to decrease compared with 2015, primarily as a result of strong North America sales in the first half of 2015 due to a very large customer order secured in late 2014 that was shipped primarily in the second and third quarters of 2015.
Full-year 2016 operating profit in the Americas segment is expected to decrease compared with 2015. Expected benefits from favorable currency relationships based on current currency rates and anticipated improvements in Brazil's operating results are expected to be offset by higher employee-related operating expenses, increased professional fees related to the Bolzoni transaction and lower pricing of products. Operating profit in the first half of 2016 is expected to be substantially lower than the first half of 2015. This decline is expected to be partially offset by operating profit improvements in the second half of the year driven by increased unit volumes, particularly in the fourth quarter.

EMEA
Total shipments in the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased approximately 200 units in the 2016 first quarter compared with 2015. Despite the increase in shipments, EMEA's overall revenues declined to $147.0 million in the first quarter of 2016 from $157.6 million in the first quarter of 2015 mainly as a result of unfavorable currency movements of $8.7 million due to the translation of sales into U.S. dollars, a shift in sales to lower-capacity lift trucks and the unfavorable effect of lower pricing of trucks.
Unfavorable currency movements also significantly reduced EMEA's operating profit, which declined to $2.0 million in the first quarter of 2016 from $8.7 million in the first quarter of 2015. Benefits realized in gross profit from higher shipments were more than offset by unfavorable currency movements of $8.0 million.
During 2015, EMEA had currency hedges in place that mitigated the unfavorable effect of the strengthening U.S. dollar. However, as these hedges have expired, the new hedges have not been and are not expected to be as favorable, based on current currency rates, in offsetting increased U.S. dollar-based costs incurred. As a result, the strong U.S. dollar is expected to have a larger unfavorable impact on results in the remainder of 2016.
Markets in the EMEA segment are expected to continue to grow modestly in 2016 as moderate increases in Western Europe are expected to be partially offset by a decline in the Middle East and Africa market. Despite these anticipated market conditions, the Company expects unit shipments and revenues in EMEA to grow more favorably than the market as a result of market share gains. Parts revenues are also expected to increase for the 2016 full year. Nevertheless, operating profit in the EMEA segment is expected to decrease substantially in 2016 compared with 2015 as a result of the reduced favorability of the hedge contracts in place at current currency rates coupled with unfavorable currency movements, an anticipated shift in sales mix to lower-margin products and lower pricing of products.

JAPIC
Revenues for the JAPIC segment, which includes operations in the Asia and Pacific regions, including China, as well as the equity earnings of the Sumitomo-NACCO operations, decreased in the first quarter of 2016 compared with the first quarter of 2015 primarily as a result of a decrease in unit shipments of approximately 400 units, a shift in mix to lower-priced lift trucks and unfavorable currency movements of $1.3 million.
JAPIC generated an operating loss of $1.6 million during the first quarter of 2016 compared with operating profit of $1.1 million in 2015. The decline was primarily due to a decrease in gross profit from the effects of unfavorable currency movements of $1.2 million and reduced sales volumes.
Looking forward, the JAPIC segment market is expected to continue to weaken in 2016, predominantly due to lower demand in China and Japan partially offset by modest growth in certain other markets. Despite these anticipated market conditions and as a result of the continued execution of the Company's strategic initiatives, full-year shipments, as well as unit and parts revenues, are expected to increase compared with 2015. Shipments and operating results in the first half of 2016 are expected to be lower than the first half of 2015, particularly as a result of the weak first quarter, but are expected to be offset by improvements in the second half of the year, resulting in full year 2016 operating results comparable to 2015.

Overall Lift Truck Outlook
The overall global market is expected to decline modestly in 2016. Market growth in EMEA is expected to be more than offset by declines in the Americas and JAPIC markets. Despite these market conditions, unit shipments, revenues and parts sales are expected to increase in the remainder of 2016 compared with 2015. However, as a result of the lower first quarter 2016 revenues, which are not expected to be recouped in future quarters, revenues for full-year 2016 are expected to be down modestly compared with full-year 2015. In addition, the Company expects operating profit and net income in 2016 to be lower than in 2015 as the increases in unit and parts volumes are expected to be offset by higher operating expenses, lower pricing of products and an anticipated shift in sales mix to lift trucks with lower average profit margins. Substantially lower operating profit is anticipated in the first half of 2016, primarily as a result of the lower operating profit in the first quarter of 2016 combined with the previously projected second quarter decline, with improvements anticipated in the second half of the year as a result of healthy backlog levels.
Commodity costs declined throughout 2015 and in the first quarter of 2016 and are expected to continue to be favorable in the remainder of 2016. However, these commodities, including steel in particular, remain volatile and sensitive to changes in the global economy.
Cash flow before financing activities, excluding the impact of the Bolzoni transaction, is expected to be positive but substantially decline in 2016 compared with 2015.
Hyster-Yale remains focused on gaining market share in its lift truck business over time by implementing the following key strategic initiatives: (1) enhancing its understanding of customer needs at the product and aftermarket levels, (2) driving for the lowest cost of ownership by utilizing the Company's understanding of customers' major cost drivers and developing solutions that consistently lower cost of ownership and create a differentiated competitive position, (3) strengthening independent distribution, (4) improving the Company's warehouse market position, (5) focusing on increased success in the Asia markets by offering products aimed at the needs of these markets, enhancing Asia distribution and focusing on strategic alliances with local partners, (6) enhancing its Big Truck market position and (7) strengthening its sales and marketing organization in all geographic regions.

The Company is also developing new products in many segments that are expected to support its market share growth. The new standard 2.0-3.0 ton Class 5 internal combustion engine lift truck line was introduced to the market in early April 2016 and is expected to be in production later this year.

Nuvera Results
Nuvera reported revenues of $0.3 million, an operating loss of $6.1 million and a net loss of $3.7 million for the first quarter of 2016 compared with revenues of $1.2 million, an operating loss of $6.0 million and a net loss of $3.6 million in the first quarter of 2015.

Nuvera Outlook
Hyster-Yale believes that the fuel-cell market for lift trucks has significant growth potential. Accordingly, the commercialization of Nuvera's fuel-cell technology is one of the Company's key strategic initiatives. Early stages of production of Nuvera's PowerEdge® units, which can be substituted for lead-acid batteries in Class 1, 2 and 3 lift truck models, began in late 2015 and progress toward commercialization is expected to continue in 2016.
Nuvera expects to begin shipping PowerEdge® units in the first half of 2016. Customer interest in these products is high and production is expected to ramp up throughout 2016 as additional sales of PowerEdge® units are made. As a result, Nuvera expects to generate modest PowerEdge® unit revenues in the first half of 2016, which are expected to grow gradually over the course of the year as production accelerates and new units are sold. The Company believes its U.S. customers will qualify for the 30% Federal Energy Credit on these PowerEdge® units, which would allow those customers to realize a lower after-tax cost in 2016. The tax credit currently expires at the end of 2016. Political support to extend this credit has improved recently but is uncertain given the current political and federal budget environment.
Nuvera expects to continue to focus on commercializing its fuel-cell technology, integrating this technology into the Hyster® and Yale® lift truck product ranges and expanding its product line, while also increasing its focus on reducing manufacturing costs per unit as production increases. As a result of the costs to implement these programs, Nuvera expects to generate an operating loss in 2016 of approximately $24 to $27 million. Nuvera has an objective of reaching a quarterly break-even operating profit by the end of 2017 or early 2018 on a run rate of approximately 700 PowerEdge® and ten PowerTap® units per quarter at target margins. Nuvera is also exploring a number of partnership opportunities which would be complementary to its core operating plan and which could potentially accelerate achievement of break-even results.
The Company believes the commercialization of the Nuvera fuel-cell-related technologies is an investment that will reinforce the Company’s core strategies and help drive further lift truck unit market share growth, as well as meet customer needs. It also provides the Company with the ability to expand its offering of best-in-class energy solutions to customers by integrating fuel cells with lift trucks in a way that is expected to optimize the performance and energy efficiency of the combined system. This also adds another power solution to what Hyster-Yale already believes is a market-leading complement of power solutions for lift trucks, which now includes lead-acid and lithium-ion battery and hydrogen fuel-cell-powered electric trucks, as well as a range of internal combustion engine-powered products. This, in conjunction with the Company's capability to provide full life cycle maintenance, service and fueling requirements, is expected to provide Hyster-Yale with an opportunity to meet customers' needs, drive market share, enhance Hyster-Yale’s margins and offer a low overall cost of ownership alternative.
Nuvera's PowerTap® hydrogen generator appliance, which produces fuel-cell grade hydrogen, is in commercial production and has an expanding list of customers in several applications.

Hyster-Yale believes the combination of Nuvera’s technology and innovative culture with the lift truck business’ supply chain, manufacturing and distribution expertise will help ensure the rapid commercialization and production ramp-up of Nuvera’s products, as well as help reduce the manufacturing costs per unit as production increases.

*****

Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Thursday, April 28, 2016 at 11:00 a.m. eastern time. The call may be accessed by dialing (877) 201-0168 (Toll Free) or (647) 788-4901 (International), Conference ID: 87345894, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through May 5, 2016. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in Eastern Europe and Brazil, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations, changes in non-U.S. import tariffs and monetary policies and other changes in the regulatory climate in the non-U.S. countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including health, safety or environmental legislation, (14) the successful commercialization of Nuvera's technology, (15) the introduction of a more accepted product to the market by a competitor, making the Nuvera technology less marketable, (16) competing offers for Bolzoni S.p.A., (17) changes in the conditions affecting the industries in which Hyster-Yale or Bolzoni S.p.A. operate, (18) the successful integration of Bolzoni S.p.A.’s operations and employees, and (19) other factors that may affect Bolzoni S.p.A. and are described under the heading "Principal Risks and Uncertainties" in Bolzoni S.p.A.'s Annual Report for the year ended December 31, 2015 and its Quarterly Reports.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, through its wholly-owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Nuvera Fuel Cells, LLC, a subsidiary of Hyster-Yale Group, is an alternative-power technology company focused on fuel-cell stacks and related systems, on-site hydrogen production and dispensing systems.  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries visit the Company's website at www.hyster-yale.com.

Disclaimer
        The mandatory tender offer in Italy will not be made, directly or indirectly, in the United States of America, or by use of the mails, or any means or instrumentality (including, without limitation, facsimile transmission, telephone and internet) of interstate or foreign commerce of, or any facilities of any national securities exchange of, the United States.
        This news release does not constitute an extension into the United States of any offer mentioned in this news release, nor does this news release constitute or form part of an offer to buy securities or the solicitation of an offer to sell securities in the United States or any other jurisdiction in which, or to any persons to whom, such offer or solicitation would be unlawful.

*****

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2016	2015
	(In millions, except per share data)

Revenues	$604.2	$622.3
Cost of sales	506.3	519.4
Gross Profit	97.9	102.9
Selling, general and administrative expenses	88.2	81.9
Operating Profit	9.7	21.0
Other (income) expense
Interest expense	1.1	1.0
Income from unconsolidated affiliates	(1.3)	(1.1)
Other	1.0	1.4
Income before Income Taxes	8.9	19.7
Income tax provision (benefit)	(1.0)	5.7
Net (income) loss attributable to noncontrolling interest	0.1	(0.1)
Net Income Attributable to Stockholders	$10.0	$13.9

Basic earnings per share	$0.61	$0.85

Diluted earnings per share	$0.61	$0.85

Basic weighted average shares outstanding	16.352	16.277
Diluted weighted average shares outstanding	16.399	16.331

EBITDA RECONCILIATION
	Quarter Ended
	6/30/2015	9/30/2015	12/31/2015	3/31/2016	LTM 3/31/2016
	(In millions)
Net Income Attributable to Stockholders	$22.7	$20.9	$17.2	$10.0	$70.8
Noncontrolling interest income (loss)	0.1	0.1	0.1	(0.1)	0.2
Income tax provision (benefit)	4.6	7.4	11.7	(1.0)	22.7
Interest expense	1.3	1.3	1.1	1.1	4.8
Interest income	(0.3)	(0.3)	(0.6)	(0.4)	(1.6)
Depreciation and amortization expense	7.6	7.2	6.8	6.9	28.5
EBITDA*	$36.0	$36.6	$36.3	$16.5	$125.4

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended
	March 31
	2016	2015
	(In millions)
Revenues
Americas	$417.2	$415.9
EMEA	147.0	157.6
JAPIC	39.7	47.6
Lift truck business	$603.9	$621.1
Nuvera	0.3	1.2
Total	$604.2	$622.3

Gross profit (loss)
Americas	$72.2	$67.0
EMEA	22.1	29.8
JAPIC	4.2	6.9
Lift truck business	$98.5	$103.7
Nuvera	(0.6)	(0.8)
Total	$97.9	$102.9

Operating profit (loss)
Americas	$15.4	$17.2
EMEA	2.0	8.7
JAPIC	(1.6)	1.1
Lift truck business	$15.8	$27.0
Nuvera	(6.1)	(6.0)
Total	$9.7	$21.0

Net income (loss) attributable to stockholders
Americas	$13.1	$9.2
EMEA	1.4	7.3
JAPIC	(0.8)	1.0
Lift truck business	$13.7	$17.5
Nuvera	(3.7)	(3.6)
Total	$10.0	$13.9

CASH FLOW AND CAPITAL STRUCTURE
	Three Months Ended
	March 31
	2016	2015
	(In millions)
Net cash used for operating activities	$(18.3)	$(3.4)
Net cash provided by (used for) investing activities	1.8	(8.0)
Cash Flow Before Financing Activities	$(16.5)	$(11.4)

	March 31, 2016	December 31, 2015
Cash	$138.5	$155.1
Debt	63.0	53.1
Net Cash	$75.5	$102.0